UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street

Hamilton HM, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2011, Genpact International Inc., a Delaware corporation (“Genpact International”) and an indirect wholly owned subsidiary of Genpact Limited (“Genpact”), Hawk International Corporation, a Delaware corporation and a wholly owned subsidiary of Genpact International (“Merger Sub”), Headstrong Corporation, a Delaware corporation (“Headstrong”), WCAS Hawk Corp., solely in its capacity as representative of the equity holders of Headstrong (the “Representative”), and Genpact, solely in its capacity as guarantor of the obligations of Genpact International and Merger Sub under the Merger Agreement, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Headstrong (the “Merger”), with Headstrong continuing as the surviving company following the Merger as a wholly-owned subsidiary of Genpact International, and an indirect wholly-owned subsidiary of Genpact.

Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, Genpact International shall pay (or cause to be paid) an aggregate enterprise value of $550 million in cash, subject to adjustment based on net working capital. Following the payment of indebtedness and transaction expenses of Headstrong, the remaining cash will be paid to holders of Headstrong common stock and stock options as consideration for the Merger.

Genpact expects to fund the Merger consideration with a combination of existing cash on hand and borrowings under new senior secured credit facilities aggregating $350 million. Pursuant to a commitment letter entered into by Genpact International and Citibank, N.A., UBS AG, Singapore Branch, JPMorgan Chase Bank, N.A., Hong Kong Branch and Bank of America, N.A. (and certain of their branches or affiliates) on April 4, 2011 (the “Commitment Letter”), the new senior secured credit facilities will consist of a $100 million term loan facility and a $250 million revolving credit facility. The principal terms and conditions of the new senior secured credit facilities to be entered into pursuant to the Commitment Letter include representations and warranties, affirmative and negative covenants and funding conditions customary for financings of this type.

Completion of the Merger is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the absence of a material adverse effect on Headstrong and the absence of any injunction prohibiting the completion of the Merger. Completion of the Merger requires approval of holders of a majority of Headstrong’s outstanding common stock, which approval already has been obtained by written consent subsequent to the execution and delivery of the Merger Agreement. Completion of the Merger does not require the approval of Genpact Limited’s shareholders.

The Merger Agreement contains customary representations and warranties, and Genpact International, Merger Sub and Headstrong have agreed to certain customary covenants.

The foregoing summary is qualified in its entirety by the full text of the Merger Agreement, which Genpact expects to file as an exhibit to its quarterly report on Form 10-Q for the quarter ending March 31, 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1    Press release dated April 6, 2011

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: April 6, 2011	By:	/s/ Heather White

Name:	Heather White
Title:	Vice President and Senior Legal Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated April 6, 2011